Exhibit 10.1

ACQUISITION AND SHARE EXCHANGE AGREEMENT

Dated

February 26th, 2018

by and among

Token Communities Limited (Formerly known as Extract Pharmaceuticals Inc.), a Delaware corporation as the Parent company

And

Token Communities PLC, a Gibraltar Company, as the:

“Target Company”
or as the Acquisition Subsidiary,

i

Article V REPRESENTATIONS AND WARRANTIES OF PARENT and acquisition subsidiary	12

5.1 Corporate Existence and Power	12

5.2 Corporate Authorization	12

5.3 Governmental Authorization	13

5.4 Non-Contravention	13

5.5 Authorized Capital	13

5.6 Acquisition Subsidiary	13

5.7 Validity of Shares	13

5.8 SEC Reporting and Compliance	14

5.9 Financial Statements	15

5.10 Governmental Consents	15

5.11 Compliance with Laws and Other Instruments	15

5.12 No General Solicitation	15

5.13 Binding Obligations	15

5.14 Absence of Undisclosed Liabilities	15

5.15 Absence of Changes	16

5.16 Tax Returns and Audits	16

5.17 Employee Benefit Plans; ERISA	16

5.18 Litigation	16

5.19 Licenses	17

5.20 Interested Party Transactions	17

5.21 Obligations to or by Stockholders	17

5.22 Assets and Contracts	17

5.23 Employees	17

5.24 Duty to Make Inquiry	17

5.25 Market Makers	18

5.26 Internal Accounting Controls	18

5.27 Certain Registration Matters

5.28 Disclosure

Article VI COVENANTS OF ALL PARTIES HERETO	18

6.1 Best Efforts; Further Assurances	18

6.2 Confidentiality	18

ii

Article VII Conduct of business pending merger	18

7.1 Conduct of Business by the Company Pending the Merger	18

7.2 Conduct of Business by Parent and Acquisition Subsidiary Pending the Merger	19

Article VIII CONDITIONS TO CLOSING	20

8.1 Condition to the Obligations of the Parties	20

8.2 Conditions to Obligations of Parent	21

8.3 Conditions to Obligations of the Company	22

Article IX INDEMNIFICATION	22

9.1 Indemnification of Company	22

9.1 Indemnification of Company	22

9.2 Procedure	22

9.3 Periodic Payments	23

9.4 Insurance	24

Article X DISPUTE RESOLUTION	24

10.1 Arbitration	24

10.2 Waiver of Jury Trial; Exemplary Damages	25

Article XI TERMINATION	26

11.1 Termination Without Default; Expenses	26

11.2 Termination Upon Default	26

11.3 Survival	26

Article XII MISCELLANEOUS	26

12.1 Notices	26

12.2 Amendments; No Waivers; Remedies	27

12.3 Arm’s Length Bargaining; No Presumption Against Drafter	27

12.4 Publicity	28

12.5 Expenses	28

12.6 No Assignment or Delegation	28

12.7 Governing Law	28

12.8 Counterparts; facsimile signatures	28

12.9 Entire Agreement	28

12.10 Severability	28

12.11 Construction of Certain Terms and References; Captions	28

12.12 Further Assurances	29

12.13 Third Party Beneficiaries	29

iii

ACQUISITION AND SHARE EXCHANGE AGREEMENT

This ACQUISITION AND SHARE EXCHANGE AGREEMENT (the “Agreement”) dated as of February 26th, 2018 (the “Signing Date”), by and among Token Communities Limited a Delaware corporation (the “Parent Company”), and Token Communities PLC, a Gibraltar Company, (he Target Company) that upon completion will become a wholly owned subsidiary of Token Communities Limited, a Delaware, U.S.A, fully reporting SEC Company.

W I T N E S E T H:

A. The Parent Company Token Communities Limited is a Delaware company originally incorporated as Pacific Media Group Inc., which on January 27th, 2018, changed its name to Token Communities Limited in anticipation of acquiring Token Communities PLC, the Gibraltar Target Company, that is engaged in  the Blockchain  software,  technology conferences  and a magazine relating to Crypto currency awareness and publishing of education and entertainment software applications and e commerce marketed on smart phones, tablets, lap tops and desk tops as well as on IPTV, its  business also includes providing consulting and  social media marketing, as well as mentoring and incubator early stage investments into  Blockchain Technology companies including advice on  Token Sales or ICOS, relating to Crypto or Digital Assets, (the “Business”)

B. The Shareholders collectively own 100% of the issued and outstanding ordinary shares (as defined below) of the Gibraltar PLC, named Token Communities PLC, the target Company;

C. Parent will acquire by an exchange of shares of its common stock 100 % of the ordinary shares of the Target Company (the “acquisition”) in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”); and

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

I.1  “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

I.2  “Acquisition Target ordinary Shares” is defined in Section 5.5(b)

I.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

I.4 “Agreement” is defined in the Preamble.

I.5 “Amended and Restated Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Delaware company Token Communities Limited in the form attached hereto as Exhibit B.

I.6 “Articles of Target Company” means the Articles of Incorporation of the Gibraltar PLC named Token Communities PLC, r in the form attached hereto as Exhibit C.

I.7 “2017 Audited Annual Financial Statements” is defined in Section 3.7(b).

I.8 “Authority” means any governmental, regulatory, or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

I.9 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

I.10 “Business” is defined in the Recitals.

I.11 “Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

I.12 “Certificate of amendment” means the Certificate of Amendment of to be filed prior to the Closing by the Company with the Secretary of State of Delaware in the form attached to the Amended and Restated Articles of Incorporation of Extract Pharmaceuticals Inc. pursuant to which it has changed its name to Token Communities Limited

I.13 “Closing” is defined in Section 2.4.

I.14 “Closing Date” is defined in Section 2.4.

I.15 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

I.16 “Code” means the Internal Revenue Code of 1986, as amended.

I.17 “Commission” means the Securities and Exchange Commission

I.18 “Company” means Token Communities Limited, a Delaware limited liability company, as referenced in the Preamble.

I.19 “Company Indemnifying Party” is defined in Section 9.2.

I.20 “Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any of the Companies is a party or by which any of its respective assets are bound, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under any of the Companies’ dominion or control.

I.21 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings.  Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

I.22 “Effective Time” Shall be the time the agreement is accepted by the Secretary of State for the State of Delaware or such time that the Acquisition Subsidiary and Company designate in this acquisition agreement as the closing date.

I.23 “Environmental Laws” shall mean all Laws that prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Clean Water Act.

I.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

I.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

I.26 “Existing Employee Agreement” is defined in Section 3.17(a).

I.27 “Financial Statements” is defined in Section 3.7(b).

I.28 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any United States Government Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

I.29 “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

I.30 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

I.31 “Indemnification Notice” is defined in Section 9.2(a).

I.32 “Indemnified Party” is defined in Section 9.1.

I.33  “Intellectual Property Right” means the intellectual property, confidential information, and proprietary information, owned, licensed, used or held for use by a Person, including, but not limited to (a) any and all trademarks, logos, logotypes, and/or service marks, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor, and all goodwill of the business associated therewith; (b) any and all corporate names, Internet domain names, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, confidential business information, and other proprietary information, including without limitation, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, business and marketing plans and proposals, processes, techniques, designs, research and development information, technical information, specifications, discoveries, notes, reports, drawings, works, devices, makes, models, works-in-progress, and creations, and any and all work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (e) any and all copyrights, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; (f) any and all computer programs, including operating systems, applications, routines, interface and algorithms, whether in source code or object code; (g) databases and all information contained therein; and (h) all proprietary rights relating to any of the foregoing, including, but not limited to, all causes of action, damages and remedies related thereto.

I.34 “Labor Agreements” is defined in Section 3.17(a).

I.35 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

I.36 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

I.37 “Lock-Up Agreement” means the Lock-Up Agreement in the form attached hereto as Exhibit A.

I.38 “Loss(es)” is defined in Section 9.1.

I.39 “Manager” has the same meaning as such term has in the Company’s Operating Agreement.

I.40  “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Businesses, taken as a whole, whether or not arising from transactions in the ordinary course of business.

I.41 “Material Contracts” means the contracts, agreements and understanding listed on Schedule 3.12(a).

I.42 “Selling Shareholders” means the shareholders who collectively own 100% of the issued and outstanding ordinary shares of the Gibraltar Target Company, all of whom are listed on Schedule I hereto.

I.43 “Agreement” means this executed agreement by and between Token Communities Limited (formerly Extract Pharmaceuticals Inc.)  and Token Communities PLC, the Gibraltar PLC (Target Company) dated February 21, 2018, including all amendments thereto.

I.44 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

I.45 “Outside Closing Date” is defined in Section 11.1.

I.46  “Company” means Token Communities Limited., a Delaware corporation, as referenced in the Preamble.

I.47 “Company Balance Sheet” is defined in Section 5.14.

I.48 “Target Company Balance Sheet Date” is defined in Section 5.15.

I.49 “Company Common Stock” is defined in Section 5.5(a).

I.50 “Company Employee Benefit Plans” is defined in Section 5.17.

I.51 “Company Financial Statements” is defined in Section 5.9.

I.52 “Company Indemnifying Party” is defined in Section 9.1.

I.53 “Company t Preferred Stock” is defined in Section 8.1(c).

I.54 “Company Registration” is defined in Section 5.8(a).

I.55 “Company Stock” refers collectively to the Company Preferred Stock and Company Common Stock as defined in Section 5.4(a).

I.56 “Company SEC Documents” is defined in Section 5.8(b).

I.57 “Payment Securities” is defined in Section 2.2.

I.58 “Permits” is defined in Section 3.13.

I.59 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Company of any Contract or Law, and (D) the Liens set forth on Schedule 1.62.

I.60 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

I.61 “Registered Intellectual Property” is defined in Section 3.15.

I.62 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

I.63 “Securities Act” means the Securities Act of 1933, as amended.

I.64 “Series A Preferred Stock” means up to 10,000,000 shares of the Company’s Series A Convertible Preferred Stock to be issued by Company having the rights, preferences and privileges set forth in the Certificate of Designation, in the form attached to the Amended and Restated Articles of Incorporation.

I.65 “Signing Date” is defined in the Preamble.

I.66 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

I.67 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts, and other vehicles owned or leased by the Company or any of its Subsidiaries and other tangible property, including the items listed on Schedule 3.10.

I.68 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

I.69 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

I.70 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

I.71 “Third-Party Claim” is defined in Section 9.2(a).

I.72 “Transaction” is defined in the preamble.

I.73  “ordinary Shares” is defined in Section 3.5.

I.74 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
PURCHASE AND SALE

Acquisition. Subject to the terms and conditions of this Agreement, Target Subsidiary shall be acquired  into the Company.  At the Effective Time, the separate legal existence of Acquisition Subsidiary shall continue as a wholly owned subsidiary of the Company shall be the parent company as referred to the agreement.

II.1 Share Exchange.  On the Closing Date, the ordinary Shareholders of  the Gibraltar Company, Token Communities PLC,  shall transfer to the Company as the  Parent an aggregate of 500,000,000 ordinary shares, representing all of the ordinary shares issued and outstanding of the Gibraltar PLC  outstanding as of the time of the exchange, and (y) Token Communities Limited, the Delaware Company (Parent) shall issue an aggregate of 172,820,000 fully paid and nonassessable shares of Parent Common Stock in exchange for the 500,000,000 ordinary shares of Token Communities PLC,  the Gibraltar company, the 172,820 Common Shares of Parent shall be issued to the  shareholders  in the amounts set forth on Schedule “I” (collectively referred to herein as the “Payment Securities”). The number of shares of Parent Common Stock included as Payment Securities shall increase the total number of common stock to no more than a maximum of 270,000,000 Common Shares issued and outstanding in the enlarged share capital of the company post completion.

II.2 Section 351 Transaction.  For U.S., federal income tax purposes, the Transaction is intended to constitute an exchange of property for stock under Section 351 of the Code. The parties to this Agreement hereby (i) agree to file and retain such information as shall be required under Section 1.351-3 of the United States Treasury Regulations, and (ii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transaction under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on any such transaction. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction is determined not to qualify under Section 351 of the Code.

II.3 Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing (the “Closing”) of the Transaction shall take place at the offices of Law Offices of David E. Price, in Bethesda, Maryland, on the third Business Day after all the closing conditions set forth in Article VII to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Parent and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).  At the Closing:

(a) Parent shall deliver the Payment Securities in accordance with Section 2.2.

(b) The Members shall deliver to Parent instructions to the Company’s registrar and transfer agent that, at the Closing, their Units be transferred to Parent, with all necessary transfer Tax and other revenue stamps, acquired at each Member’s expense, affixed.

II.4 Board of Directors. after the Closing, the Parent’s board of directors will consist of five (5) directors. The Target Company shall designate three (3) persons to the Parent’s board of directors.  The Parent and the Company will work together to assure that at least one (1) of the designated directors qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange.

II.5 Appointment of Officers.  Simultaneously upon the Signing Date, the parties agree to appoint Steven Knight, aged (58), a British Citizen to serve as Chairman of the Board and Alexander Lightman aged (57) an American Citizen residing in California to serve as Chief Executive Officer of the Parent Company, and to appoint Peter E Maddocks to serve as President and Chief Financial Officer of the Parent Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Target Company hereby represents and warrants to the Parent Company that, except as set forth in the corresponding schedule in the disclosure schedules attached hereto, each of the following representations and warranties is true, correct, and complete to the knowledge of the Company as of the date of this Agreement and as of the Closing Date.

III.1 Corporate Existence and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Gibraltar.  The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each authority where the character of the property owned or leased by it or the nature of its activities make such qualification necessary.

III.2 Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Manager and the approval of the super majority of the Members of the Company.  This Agreement constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

III.3 Governmental Authorization.  Neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, or other action by or in respect of, or registration, declaration or filing with, any Authority.

III.4 Non-Contravention.  None of the execution, delivery or performance by the Company of this Agreement does or will:

(a) contravene or conflict with the organizational or constitutive documents of the Company;

(b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company;

(c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both); violate; or give rise to any right of termination, cancellation, amendment, or acceleration of any right or obligation of the Company;

(d) require any payment or reimbursement by any of the Company (other than obligations set forth in the Additional Agreements);

(e) cause a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit or Contract (i) binding upon the Company, or (ii) by which any of the Units or the Company’s assets is or may be bound; or

(f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Units or the Company’s assets.

III.5 Capitalization.  The Target Company has an authorized capitalization consisting of 5,000,000,000, shares as defined in the Company’s articles of incorporation (the “ordinary shares”).  All the existing issued and outstanding ordinary shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person.  All the issued and outstanding ordinary shares of the Target Company are owned of record and beneficially by the Shareholders as set forth on Schedule “I”.  Upon the Closing, the Parent Company shall receive good, valid and marketable title to 100 % ordinary shares free and clear of all Liens.  No other class of Shares is authorized or outstanding.  Except as set forth on Schedule 3.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares  of the Company, or (b) agreements by any shareholders  with respect to any of the shares, including any voting trust, other voting agreement or proxy with respect thereto, or (c) equity holder agreements between the Target Company and its direct or indirect holders regarding the securities of such company.

III.6 Certificate of Incorporation and articles of incorporation  Copies of (a) the certificate of formation of the Company, as certified by the Secretary of State of Gibraltar or its equivalent authority, its state of formation. (b) the articles of incorporation, be delivered to Parent, and such copies shall be each true and complete copies of such instruments as amended and in effect on such delivery date.

III.7 Financial Statements.

(a) The Company shall deliver to the Parent Company the Audited Financial Statements, the “Financial Statements”) for the period ended December 31st 2017 and Unaudited financial statements or management accounts for the period ended February 28th 2018

(b) The Financial Statements (a) are in accordance with the books and records of the Company, and (b) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

(c) Except as fully disclosed in Schedule 3.7(d), the Company has no indebtedness, liabilities, or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise).

III.8 Books and Records.  The Company shall make all Books and Records of the Company available to Parent for its inspection and shall deliver to Parent complete and accurate copies of all documents referred to in the schedules to this Agreement or that Parent otherwise has requested within sixty (60) days from the Signing Date.

III.9 Absence of Certain Changes.  Since the Company Balance Sheet Date, each of the Companies has conducted the Business in the ordinary course consistent with past practices.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.9, since the Company Balance Sheet Date, there has not been any Material Adverse Effect in the value to Parent of the transactions contemplated hereby.

III.10 Properties; Title to the Company’s Assets.  Except as set forth on Schedule 3.10 the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

III.11 Litigation.  Except as provided on Schedule 3.11, there is no Action (or any basis therefor) pending against, or, to the best knowledge of the Company, threatened, against or affecting, the Company.  Except as provided on Schedule 3.11, there are no outstanding judgments against the Company.

III.12 Contracts.

(a) Schedule 3.12(a) lists all material Contracts, oral or written (collectively, “Material Contracts”) to which the Company is a party, and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company more than $100,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $75,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company; and

(vi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans, and lines of credit.

III.13 Licenses and Permits.  Schedule 3.13 correctly lists each license, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”).  Except as indicated on Schedule 3.13, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third-party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable because of the transactions contemplated hereby.  The Company has all Permits necessary to operate the Business.

III.14 Compliance with Laws.  Except as set forth on Schedule 3.14, the Company has not violated nor is in violations of, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company has not received any subpoenas by any Authority.

III.15 Intellectual Property.  The Company owns, free and clear of all Liens other than Permitted Liens, or otherwise possesses a valid right to use, all Intellectual Property Rights necessary to conduct its business as currently operated.  Schedule 3.15 sets forth a true, correct and complete list of all registered patents, trademarks, service marks, trade names, Internet domain names and copyrights of each of the Companies and any applications for any of the foregoing (collectively, “Registered Intellectual Property”), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

III.16 Insurance Coverage. There is in full force and effect one or more policies of insurance, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for business entities engaged in the same or similar business and similarly situated.  Other than as described on Schedule 3.16, the Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.  Other than as set forth on Schedule 3.16, no suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

III.17 Employment Matters.

(a) Schedule 3.17(a) sets forth a true and complete list of every employment agreement (each an “Existing Employment Agreement”), commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company, to the extent that any such agreement relates to the Business of the Company, now in effect or under which the Company has or might have any obligation, or any understanding between the Company and any employee concerning the terms of such employee’s employment that does not apply to the Company (to the extent such employment relates to that of the Company) employees generally (collectively, “Labor Agreements”).

(b) The Company has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor.  All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals have been made.

III.18 Environmental Laws.

(a) Except as set forth in Schedule 3.18, the Company has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Companies, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to Parent all material records in its possession concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments in the possession or control of the Company of any facility currently owned, leased or used by the Company which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company.

(c) Except as provided for on Schedule 3.18(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

III.19 Finders’ Fees.  Except as set forth on Schedule 3.19, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from Parent or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

III.20 Disclosure. There is no fact relating to the Company that the Company has not disclosed to Parent in writing that materially and adversely affects nor, as far as Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Company.  No representation or warranty by Company herein and no information disclosed in the schedules or exhibits hereto by Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV
STATUS OF SCHEDULES AS OF SIGNING DATE; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

IV.1 Status of Schedules as of Signing Date.

(a) To the extent that any of the schedules to this Agreement are not provided to the Parent on the date of this Agreement, such schedules shall be provided by the Company to the Parent as soon as such schedules are available, but in any event three (3) Business Days prior to the Closing Date (or within such other timeframe as is specifically set forth in Article III).  The Parent shall have fifteen (15) days to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules, in the absence of which request the schedules shall be deemed final.  Each time additional information or revisions are requested; the Parent shall have fifteen (15) days after receipt of the revised schedules to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules.  The disclosure schedules shall be deemed final after the Parent has received the schedules and does not comment on such draft of the schedules for fifteen (15) days after receipt.

(b) Any representations or warranties with respect to those matters or items in any schedule described in Article III shall be made (unless waived or amended) only as of the date on which such Schedule is deemed final pursuant to Section 4.1(a).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT Company

Parent and Acquisition Subsidiary, jointly and severally, hereby represent and warrant to the Company that:

V.1 Corporate Existence and Power.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Acquisition Subsidiary is a limited liability company duly organized and existing in good standing under the laws of the State of Gibraltar.  Parent and Acquisition Subsidiary have heretofore delivered to the Company complete and correct copies of their respective Articles of Incorporation, By-Laws, Articles of Organization and Operating Agreement as now in effect.  Parent and Acquisition Subsidiary have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Neither Parent nor Acquisition Subsidiary has any subsidiaries (except Parent’s ownership of Acquisition Subsidiary) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association, or business.  Parent owns all the issued and outstanding membership interests of Acquisition Subsidiary free and clear of all Liens, and Acquisition Subsidiary has no outstanding options, warrants or rights to purchase its membership interests or other securities of Acquisition Subsidiary, other than the membership interest owned by Parent.  Unless the context otherwise requires, all references in this Article V to “Parent” shall be treated as being a reference to Parent and Acquisition Subsidiary taken together as one enterprise.

V.2 Corporate Authorization.  The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent.  This Agreement has been duly executed and delivered by Parent and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

V.3 Governmental Authorization.  Neither the execution, delivery nor performance of this Agreement requires any consent, approval, license, or other action by or in respect of, or registration, declaration or filing with any Authority.

V.4 Non-Contravention.  The execution, delivery and performance by Parent of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent.

V.5 Authorized Capital.

(a) The authorized capital stock of Parent consists of (i) 300,000,000 shares of Common Stock, par value $0.0001 per share, (“Parent Common Stock”) of which shares are issued and outstanding.  Parent has no outstanding options, rights, or commitments to issue shares of Parent Stock or any other equity security of Parent Company, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Stock or any other equity security of Parent or Acquisition Subsidiary.  There is no voting trust, agreement, or arrangement among any of the beneficial holders of Parent Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Stock.  The offer, issuance, and sale of such shares of Parent Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws.  None of such shares of Parent Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law.

V.6 Validity of Shares. The shares of Parent Common Stock to be issued at the Closing pursuant to Section 2.2 hereof, when issued and delivered in accordance with the terms of the Agreement, shall be duly and validly issued, fully paid and non-assessable.  The issuance of the Parent Common Stock upon consummation of the Merger pursuant to Sections 2.2 will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

V.7 SEC Reporting and Compliance.

(a) Parent filed a registration statement on Form S-1 under the Securities Act, which became effective on March 31, 2014 (the “Parent Registration”).  Since that date, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.  Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b) Parent has made available to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission.  As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(c) Prior to and until the Closing, Parent Company will provide to the Target Company copies of any and all amendments or supplements to the Parent Company  SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent  Company subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.

(d) Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(e) Parent is not, and never has been, a “shell company” as defined in Rule 12b-2 under the Exchange Act and as indicated in the Parent’s filings with the Commission.

(f) The shares of Parent Common Stock are quoted on the OTC Pink Sheets tier of the OTC Markets Group (the “OTC Markets”) under the symbol “XTPH” and Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all rules and regulations of the OTC Markets applicable to it and the Parent Common Stock.  The issuance of Parent Common Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Common Stock is currently listed or quoted, and no approval of the stockholders of Parent is required for Parent to issue and deliver the Parent Common Stock contemplated by this Agreement.

(g) Between the date hereof and the Effective Time, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Markets.

(h) The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(i) Parent has otherwise complied with the Securities Act, Exchange Act, and all other applicable federal and state securities laws, rules, and regulations.

Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (a) comply as to form in all material respects with applicable accounting requirements and rules and regulations of the Commission with respect thereto, (b) have been prepared in accordance with U. S. GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (c) are in accordance with the books and records of Parent and (d) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in Parent’s Registration Statement and the Parent SEC Documents (to the extent applicable) were audited by MJF & Associates, Parent’s current independent registered public accounting firm.

V.8 Governmental Consents.

(a) All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Subsidiary required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

(b) All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Company required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

V.9 Compliance with Laws and Other Instruments.  The execution, delivery and performance by Parent and/or Acquisition Subsidiary of the Merger Documents and the other agreements to be made by Parent or Acquisition Subsidiary pursuant to or in connection with the Merger Documents and the consummation by Parent and/or Acquisition Subsidiary of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Subsidiary to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency, government or Authority, (c) any order, judgment or decree of any court or Authority, or

(d) any provision of their respective charters or By-Laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Subsidiary is a party or by which Parent and/or Acquisition Subsidiary or any of their respective properties is bound.

V.10 No General Solicitation.  In issuing the Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Stock by any form of general solicitation or advertising.

V.11 Binding Obligations. This Agreement, together with the Additional Agreements, constitute the legal, valid, and binding obligations of Parent and Acquisition Subsidiary, and are enforceable against Parent and Acquisition Subsidiary, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

V.12 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Subsidiary has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent in the most recent Parent SEC Document filed by Parent (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Parent Balance Sheet (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of Parent and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.  As of the Closing Date, all liabilities of Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Acquisition Subsidiary, the Company, or the stockholders of Parent following the Closing.

V.13 Absence of Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, Parent has conducted its business in the ordinary course consistent with past practices.  Without limiting the generality of the foregoing, except as set forth in the Parent SEC Documents, since the Parent Balance Sheet Date, there has not been any Material Adverse Effect in the value to Company of the transactions contemplated hereby.

V.14 Tax Returns and Audits.  All required federal, state and local Tax Returns of Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  Parent is not and has not been delinquent in the payment of any Tax.  Parent has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations or the assessment or collection of any Tax.  None of Parent’s federal income, state and local income and franchise tax returns has been audited by any governmental authority; and none of the Parent’s state or local income or franchise Tax Returns has been audited by any governmental authority.

The reserves for Taxes reflected on the Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent with respect to the period ended on the Parent Balance Sheet Date.  Since the Parent Balance Sheet Date, the Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties, and operations for such period.  Parent has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state, and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  Parent has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired.  Parent (i) is not a party to, nor is it bound by or obligated under, any Tax Sharing Agreements, and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.  Parent has no liability for any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

V.15 Employee Benefit Plans; ERISA.  Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies, or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained, or contributed to by Parent, whether written or unwritten and whether or not funded.  Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

V.16 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Subsidiary or any of their respective properties, assets or businesses and, to the knowledge of Parent, there is no incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  Neither Parent nor Acquisition Subsidiary is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

V.17 Licenses. Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises, and rights necessary for Parent to engage in the business currently conducted by it, all of which are in full force and effect.

V.18 Interested Party Transactions.  No officer, director or stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or of Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or (ii) purchases from or sells or furnishes to Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent is a party or by which it or any of its assets may be bound or affected.

V.19 Obligations to or by Stockholders. Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation, or commitment to Parent.

V.20 Assets and Contracts.

(a) Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens.  Parent has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Parent enjoys peaceful and undisturbed possession under all such leases.

(b) Except as expressly set forth in this Agreement, the Parent Balance Sheet, or the notes thereto, or the Parent SEC Documents, Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to Parent.  Parent does not own any real property.  Parent maintains no insurance policies or insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees, and agents.  No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby.

V.21 Employees.  Other than pursuant to ordinary arrangements of employment compensation (which such arrangements are described in the Parent SEC Documents), Parent is not under any obligation or liability to any officer, director, employee, or Affiliate of Parent.

V.22 Duty to Make Inquiry.   To the extent that any of the representations or warranties in this Article V are qualified by “knowledge” or “belief,” Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors and executive officers.

V.23 Market Makers.   Parent has at least two (2) market makers for the Parent Common Stock and such market makers shall have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Parent.

V.24 Internal Accounting Controls.   Except as set forth in Schedule 5.26, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in Schedule 5.26, Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities.  Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Since the Evaluation Date, there have been no significant changes in Parent’s internal controls or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls except as set forth in Schedule 5.26.

V.25 Certain Registration Matters.   Except as specified in the Parent SEC Documents, prior to the date hereof, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the Commission or any other governmental authority that have not been satisfied.

V.26 Disclosure.   There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, as far as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent.  No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

VI.1 Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company as reasonably requested by Parent, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, provided, however, that upon Parent’s request, the parties hereto will work together in good faith to perform further analysis of the structure of the transactions contemplated by this Agreement following additional diligence to further evaluate the relative tax efficiencies of such transactions, and, if such analysis identifies a structure that is generally more tax efficient than the structure contemplated by this Agreement, the parties agree to negotiate such alternate structure in good faith and take any actions necessary to implement such alternate structure.

VI.2 Confidentiality.  The Company, on the one hand, and Parent and Parent, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief.  Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.  The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

ARTICLE VII
Conduct of business pending completion

VII.1 Conduct of Business by the Company Pending the completion. Prior to the Effective Time, unless Parent or Acquisition Subsidiary shall otherwise agree in writing or as otherwise contemplated by this Agreement or the Additional Agreements:

(a) The Business of the Company shall be conducted only in the ordinary course;

(b) The Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any of its Units; (ii) amend its Operating Agreement except to effectuate the transactions contemplated in this Agreement or (iii) split, combine or reclassify the outstanding Units or declare, set aside or pay any dividend payable in cash, equity or property or make any distribution with respect to any such Units;

(c) The Company shall not (i) issue or agree to issue any additional Shares, or options, warrants or rights of any kind to acquire any Units; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d) The Company shall use its commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(e) The Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(f) The Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees or amend any employee benefit plan or arrangement.

VII.2 Conduct of Business by Parent and Acquisition Subsidiary Pending the Merger.  Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a) The business of Parent and Acquisition Subsidiary shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Subsidiary immediately prior the Effective Time;

(b) Neither Parent nor Acquisition Subsidiary shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or By-Laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c) Neither Parent nor Acquisition Subsidiary shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock other than to effectuate the transactions contemplated or permitted pursuant to this Agreement; (ii) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 7.2(a) hereof); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d) Neither Parent nor Acquisition Subsidiary will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving Parent or Acquisition Subsidiary or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(e) Neither Parent nor Acquisition Subsidiary will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

VII.3 Prior to the Closing Date, the Company shall have hired a Chief Operating Officer reasonably satisfactory to the Company’s Board of Directors who shall approve the selection of such officer and the terms and conditions of his or her employment.

ARTICLE VIII
CONDITIONS TO CLOSING

VIII.1 Condition to the Obligations of the Parties.  The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b) There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c) Parent shall have amended its Articles of Incorporation to authorize 300,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”) and shall designate 10,000,000 shares of Parent Preferred Stock as Series A Preferred Stock.

(d) The parties agree to leave the warrants as are currently disclosed in the Company’s public filings intact and to allow the warrants to be exercised to bring in circa $15,000,000 in equity capital.

(e) Parent shall have raised no less than $1,000,000 via the sale of its Series A Preferred Stock, or via the sale of common stock such sale shall be completed within 30 days of execution of this agreement.

(f) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

(g) Parent shall have received the Financial Statements of the Target Company in form satisfactory to Parent and Company.

(h) The Parties shall have received the written consent of the Ordinary Shareholders of Target Company in a form satisfactory to both the Parent Company and the Target Company, authorizing the exchange of the ordinary Shares of Target Company for shares of Parent Common Stock as set forth in Section 2.2.

(i) The holders of certain indebtedness of the Company in the principal amount of $ (the “Company Exchange Debt”) shall have agreed to exchange the principal amount and accrued interest of Company Exchange Debt for shares of the Series A Preferred Stock on a dollar of dollar basis.

(j) Golden Square Equity Partners Limited shall have returned to treasury and agreed to cancelled 19,266,000 shares of the Company’s Common Stock pursuant to an agreement satisfactory to Parent and Target Company prior to closing

VIII.2 Conditions to Obligations of Parent.  The obligation of Parent to consummate the Closing is subject to the satisfaction, or the waiver at Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Target Company shall have duly performed all of its obligations hereunder required to be performed by them at or prior to the Closing Date.

(b) All of the representations and warranties of the Target Company contained in this Agreement, any Additional Agreements and in any certificate delivered by the Target  Company, the Manager or any major Shareholders  pursuant hereto, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect, shall: (i) be true, correct and complete (A) at and as of the date of this Agreement, or, (B) if otherwise specified, when made or when deemed to have been made, and (ii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) Parent shall have received a certificate signed by the Manager of the Company to the effect set forth in clauses (a) through (c) of this Section 8.2.

(e) No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Parent of any of the Units or the effective operation of the Business by the Company after the Closing Date.

(f) Parent shall have received from each major shareholder a general release of all claims against the Company and their officers, directors, employees, and Affiliates (other than Parent solely in connection with this Agreement and the Additional Agreements) in form satisfactory to Parent.

(g) Parent shall have received final Schedules unless waived in writing by Parent.

(h) Parent shall have received the Financial Statements.

VIII.3 Conditions to Obligations of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) (i) The Parent and Target Company as Acquisition Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent and Acquisition Subsidiary contained in this Agreement, and in any certificate or other writing delivered by Parent or the Acquisition Subsidiary pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date, and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Parent to the foregoing effect.

(b) Parent shall have executed and delivered to the Ordinary Shareholders and common shareholders as the case may be s each Additional Agreement to which it is a party.

(c) Parent shall have changed its name to “Token Communities Limited.” and made the requisite filings with the State of Delaware and with each Authority necessary to effect such name change.

(d) Parent shall change its fiscal year to end as of December 31st if it not already such date

ARTICLE IX
INDEMNIFICATION

IX.1 Indemnification of Company.  Parent (“Parent Indemnifying Party”) hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Parent contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Parent (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

IX.2 Indemnification of Parent.  The Company (“Company Indemnifying Party”) hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Parent, each of its Affiliates and each of its and their respective officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Parent Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Parent Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Company (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

IX.3 Procedure.  The following shall apply with respect to all claims by a Parent Indemnified Party or Company Indemnified Party for indemnification:

(a) An indemnified party shall give the indemnifying party prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such indemnified party seeks indemnification pursuant to Section 9.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the indemnified party.  The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such indemnified party under Section 9.1, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any indemnified party, such indemnified party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the indemnified party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such indemnified party that the indemnification provisions of Section 9.1 are applicable to such Action and the Indemnifying Party will indemnify such indemnified party in respect of such Action pursuant to the terms of Section 8.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such indemnified party in writing of the intention of the indemnifying party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such indemnified party to conduct the defense of such Third-Party Claim.

(c) If the indemnifying party assumes the defense of any such Third-Party Claim pursuant to Section 9.2(b), then the indemnified party shall cooperate with the indemnifying party in any manner reasonably requested in connection with the defense, and the indemnified party shall have the right to be kept fully informed by the indemnifying party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege.  If the indemnifying party so assumes the defense of any such Third-Party Claim, the indemnified party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an indemnified party and the indemnifying party and the indemnified party shall have been advised by its counsel that there may be a conflict of interest between such indemnified party and the indemnifying party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party.

(d) If the indemnifying party elects to assume the defense of any Third-Party Claim pursuant to Section 9.2(b), the indemnified party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the indemnifying party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the indemnified party for such liability.  If the indemnifying party does not elect to defend, or if, after commencing or undertaking any such defense, the indemnifying party fails to adequately prosecute or withdraw such defense, the indemnified party shall have the right to undertake the defense or settlement thereof, at the indemnifying party’s expense.  Notwithstanding anything to the contrary, the indemnifying party shall not be entitled to control, but may participate in, and the indemnified party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the indemnified party, or (ii) to the extent such Third Party Claim involves criminal allegations against the indemnified party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the indemnified party.  In the event the indemnified party retains control of the Third-Party Claim, the indemnified party will not settle the subject claim without the prior written consent of the indemnifying party, which consent will not be unreasonably withheld or delayed.

(e) If the indemnified party undertakes the defense of any such Third-Party Claim pursuant to this Section 9.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the indemnified party shall give the indemnifying party prompt written notice thereof and the indemnifying party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the indemnifying party’s expense.  The indemnifying party shall not, without the prior written consent of such indemnified party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such indemnified party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the indemnified party (such as an increase in the indemnified party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

IX.4 Periodic Payments.  Any indemnification required by Section 9.1 for costs, disbursements, or expenses of any indemnified party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the indemnifying party to each indemnified party during the course of the investigation or defense, as and when bills are received, or costs, disbursements or expenses are incurred.

IX.5 Insurance.  Any indemnification payments hereunder shall consider any insurance proceeds or other third-party reimbursement received.

ARTICLE X
DISPUTE RESOLUTION

X.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”).  Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected upon the a short list of Arbitrators at the written request of either side.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder.  In any arbitration, hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision.  The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of Arbitration, though the Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in Delaware in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(f) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision.  The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(g) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction.  The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in State of Delaware to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration.  The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder.  None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(h) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(i) This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

X.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.  NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel.  Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

XI.1 Termination Without Default; Expenses.  In the event that the Closing of the transactions contemplated hereunder has not occurred by March 30, 2018 (the “Outside Closing Date”) and no material breach of this Agreement by Parent, on one hand, or the Company, on the other hand, seeking to terminate this Agreement shall have occurred or have been made, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side.  Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.  In the event this Agreement is terminated pursuant to this Section 11.1, each party shall bear its own expenses incurred in connection with this Agreement.

XI.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Target Company on or prior to the Closing Date, without prejudice to any rights or obligations Parent may have, if the Company or any Member shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Target Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company or Members may have, if Parent shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Parent of a notice describing in reasonable detail the nature of such breach.

XI.3 Survival.  The provisions of Articles IX, XI and XII, as well as Section 6.2, shall survive any termination hereof pursuant to Article XI.

ARTICLE XII
MISCELLANEOUS

XII.1 Notices.  Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested.  Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

If to Parent Company:

Token Communities Limited (formerly Extract Pharmaceuticals Inc.)

Attention Peter Maddocks President

E mail petermaddocks@btinternet.com

with a copy to (which shall not constitute notice):

Law Offices of David E. Price, PC

#3 Bethesda Metro Center

Suite 700

Bethesda, Maryland 20814

E mail David@TopTier.eu

if to Target Company:

Token Communities PLC

Euro Port P.0 Box 362 Gibraltar

Attention Alex Lightman Chief Financial Officer

E mail al@tokencommunities.com

And for the Attention of

Steven Knight, Chairman

E mail sk@tokencommunities.com

XII.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct.  No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition.  No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.  No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

XII.3 Arm’s Length Bargaining; No Presumption Against Drafter.  This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement.  This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists.  No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

XII.4 Publicity.  Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

XII.5 Expenses.  Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

XII.6 No Assignment or Delegation.  No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party.  Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

XII.7 Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

XII.8 Counterparts; facsimile signatures.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.  This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

XII.9 Entire Agreement.  This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.  No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage.  Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.  No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

XII.10 Severability.  A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof.  The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

XII.11 Construction of Certain Terms and References; Captions.  In this Agreement:

(a) References to sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement and not to any provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.  Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice.  If any action is required to be taken or notice is required to be given on or before a day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Manager of the Company.

XII.12 Further Assurances.  Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

XII.13 Third Party Beneficiaries.  Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

[signature pages follow]

IN WITNESS WHEREOF, the Parent, the Company, and the Acquisition Subsidiary have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT COMPANY:

Token Communities Limited (formerly Extract Pharmaceuticals Inc.)

By:
Name	Peter E Maddocks
Title	President

TARGET COMPANY:

Token Communities PLC:

By:
Name:	Alexander Lightman
Title:	Chief Executive Officer

SEE ** Capitalization Table Showing all shareholding in the Parent Company on Completion

SCHEDULE I SHARES AND PARENT COMMON STOCK TO BE EXCHANGED

Shareholders	Target Company Ordinary Shares	Parent Company Shares of Common Stock to be delivered to the Shareholder in exchange for their Shares[1]
Forward Thinking LLC	330,000,000	81,000,000 Equal to 30 % of the total issued and outstanding Common shares at closing
Carasol Group Limited	112,500,000	60,750,000 Equal to 22.5% of the total issued and outstanding Common shares at closing
Capital Invest Limited	50,000,000	27,000,000 Equal to 10 % of the total issued and outstanding Common shares at closing
“WITL Limited”	7,500,000	4,050,000 Equal to 1.5 % of the total issued and outstanding Common Shares
Other Shareholders of Parent		EXISTING SHAREHOLERS POST CLOSING
Golden Square Equity Partners Limited	N/A	56,514,00 equal to 20.9 % of the total issued and outstanding Common Shares
Trends Investments Inc.	N/A	13,230 equal to 4.9 % of the total issued and outstanding common shares.
Other Public Holders	N/A	27,456,000 equal to 10.17 % of the total issued and outstanding common shares.

TOTAL AS OF CLOSING DATE	500,000,000	270,000,000